Exhibit 99.1

FOR IMMEDIATE RELEASE
December 15, 2006

CIPRICO NAMES SENIOR VICE PRESIDENT,
MARKETING AND DEVELOPMENT

Minneapolis, MN, December 15, 2006 — Ciprico Inc. (NASDAQ: CPCI), a leading provider of storage software, services and solutions for digital media assets, announced today that Andrew Mills has joined the company as Senior Vice President, Marketing and Development.  He will be responsible for leading product marketing, business development and customer service.

Mr. Mills joins Ciprico from NetCell Corporation, a leading developer of host adapter storage acceleration silicon devices for the ATA and SATA RAID host bus adapter, server, PC, workstation and embedded storage markets. He joined NetCell in 2002 as President and Chief Executive Officer.

Prior to NetCell, Mr. Mills spent four years at TDK Semiconductor Corp. in a variety of key management positions, the most recent of which was as Senior Vice President and General Manager of Broadband Communications.  In that role, he was responsible for overall company sales of $122 million, plus the strategic marketing, tactical marketing, applications and design engineering functions for the broadband and modem business units.  In addition, he led the Company in several investment and M&A related activities.  Prior to that, Mr. Mills served as Vice President and General Manager of the Network Business Unit, where he was responsible for the growth and management of a $68 million business focused on LAN, WAN and Home LAN markets. Prior to 1998, Mr. Mills held strategic marketing positions at Rockwell Semiconductor Systems, Advanced Micro Devices, Inc. and was a design engineer at Ferranti Computer Systems. He is an IEEE member and a Chartered Engineer (CEng MIET) IET, U.K.  Mr. Mills graduated from University College of North Wales with a Bachelor and Master of Electronics and Electrical Engineering degrees.

“We are delighted to have someone with Andy’s knowledge of the industry on our team,” said Steven D. Merrifield, President and Chief Executive Officer at Ciprico. “He brings a wealth of marketing and strategic development experience in consumer rich media storage and networking capability that will be an asset to our organization. I look forward to working with him as we continue to expand our growth opportunities.”

About Ciprico
Ciprico Inc. (NASDAQ: CPCI) is a leading provider of storage software, services and solutions for digital media assets. More information about Ciprico is available at www.ciprico.com.

Contacts:
Financial: Monte S. Johnson SVP & CFO (763) 551-4000
Media: Tony Carideo - The Carideo Group, Inc. (612) 317-2880 / tony@carideogroup.com

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